Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 28, 2011 on Government Securities Series and Money Market Series for the fiscal year ended December 31, 2010 which is incorporated by reference in Post-Effective Amendment No. 70 to the Registration Statement (Form N-1A Nos. 2-52718 and 811-2557) of Dreyfus Money Market Instruments, Inc.

ERNST & YOUNG LLP

New York, New York
April 25, 2011